EXHIBIT 10.15

January 29, 2008

Andrew Kim

OFFER OF EMPLOYMENT

Dear Andrew:

On behalf of NETGEAR Inc., I am pleased to offer you the position of Associate General Counsel, reporting directly to me in my capacity as VP, Legal & Corporate Development. The specific terms of your offer are described below.

Base compensation for this position will be $180,000 on an annualized basis, earned and payable at the rate of $6,923.08 biweekly, less applicable deductions and taxes.

You will be eligible to participate in the company's NETGEAR Bonus Plan with an annual incentive target of up to 30% of your base salary, prorated from your hire date.  A NETGEAR Bonus Plan participant must be in the plan for at least three months of the plan year to be eligible for a NETGEAR Bonus Plan. Additional plan details will be provided to you following your start of employment.

In anticipation of your future performance and contribution to NETGEAR, and subject to the approval of the NETGEAR Board of Directors, you will be granted an option to purchase 25,000 shares of NETGEAR, Inc. under one of the NETGEAR’S equity plans.

The equity plan guidelines are subject to change.  Although you are eligible to participate in the plans and receive equity awards under the equity plans, there is no guarantee that you will receive an equity grant in each year of your employment with NETGEAR.

Commencing on your start date, you will be eligible to participate in the NETGEAR US Benefits Program in accordance with the terms of the various plans.  Complete benefits information and enrollment materials will be provided to you on your first Monday of employment.

Please respond to our offer no later than February 7, 2008.  If you wish to accept this offer, please review the additional terms and conditions noted below and return a signed copy of this offer letter to me.

Andrew, our team is very impressed with you and feels confident that you will make a significant contribution to the continued success of NETGEAR Inc.  I look forward to your favorable reply, and to working with you in the near future.

Sincerely,

/s/ Albert Liu

____________________________________

Albert Liu

VP, Legal & Corporate Development

Please print your name as you would like it to appear for business purposes:

Andrew W. Kim

Please indicate your desired start date:

March 31, 2008

Please note that as a condition of employment, you will be required to sign the company’s standard agreement, which addresses the issues of confidentiality, conflicts of interest, non-competition, and patent assignments. This offer is contingent upon the accuracy of information contained in your resume or job application, satisfactory completion of reference checking, background checking, and verification of degree if applicable.  In addition, on your first day of employment you must provide NETGEAR with appropriate documents to establish your eligibility to work in the United States (i.e., a U.S. passport or birth certificate, driver's license and Social Security card) to satisfy the requirements of Employment Eligibility Verification (Form I-9) as required by Federal law.  Your employment at NETGEAR is entirely voluntary for both parties, and either you or NETGEAR may terminate the employment relationship at any time for any reason.

As a condition of employment, you and NETGEAR agree that any and all disputes arising out of, or relating to, your employment relationship with NETGEAR, shall be subject to binding arbitration in Santa Clara County before the American Arbitration Association under its National Rules for the Resolution of Employment Disputes.  The costs of such arbitration shall be borne equally by you and NETGEAR. You will also be required to abide by the NETGEAR employee handbook and the terms and conditions contained therein, which is also incorporated by reference as part of this offer of employment

My signature below confirms my acceptance of this offer of employment at NETGEAR.

I understand that this letter includes all terms and conditions of the offer of employment and supersedes any other communications relating to the terms of my employment with NETGEAR.   I accept the above conditions for commencing employment with NETGEAR Inc., and understand that acceptance of this offer does not create an employment contract or a guarantee of employment for any specified period of time.

/s/ Andrew Kim	2/1/2008

Andrew KimDate